EXHIBIT 99.3

News Release

Contact:	Stewart Yee Investor Relations Affirmative Insurance Holdings, Inc. (972) 728-2117

AFFIRMATIVE INSURANCE HOLDINGS, INC. ANNOUNCES CONFERENCE CALL Q&A
ON MONDAY, FEBRUARY 28 AS FOLLOW-UP TO Q4 EARNINGS CALL

ADDISON, Texas (February 24, 2005) - Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM), a producer and provider of personal non-standard automobile insurance, today announced that it will hold a follow-up conference call on Monday, February 28th, at 11:00 a.m. Eastern Time, 10:00 a.m. Central Time. Due to technical difficulties with the call service, investors were unable to ask questions at the Company’s conference call held earlier today.

Conference call
Affirmative will hold a conference call on Monday, February 28th, at 11:00 a.m. Eastern Time, 10:00 a.m. Central Time. The call will serve as an opportunity for participants to ask questions regarding the contents of the earnings conference call held earlier today. To participate in the call, dial 1-800-591-6944 (international dial 1-617-614-4910), ten minutes before the conference call begins and dial pass code 69893809.

There will also be a real-time audio webcast of the conference call by CCBN. To listen to the live call, select the webcast icon from the investor relations section of Affirmative’s website http://www.affirmativeholdings.com at least 15 minutes before the start of the call to register, download, and install any necessary audio software. Individuals accessing the audio webcast will be “listen only” and will not have the ability to take part in the Q&A session.

A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.affirmativeholdings.com, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through Monday, March 7th and may be accessed by dialing 1-888-286-8010 (international dial 1-617-801-6888), then enter pass code 77632341.

About Affirmative Insurance Holdings, Inc.
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 11 states, including Texas, Illinois, California and Florida.

Forward-Looking Statements Disclosure
Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as: assumed future results of the Company’s business; financial condition; liquidity; results of operations; plans; and objectives. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the Company’s business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of our common stock; changes in business strategy; severe weather conditions; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; availability of qualified personnel; and the loss of one or more members of the Company’s management team.

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